Exhibit 99.1

KNIGHT CAPITAL GROUP ANNOUNCES CHANGES TO ORGANIZATIONAL STRUCTURE UNDER NEW FINANCIAL REPORTING SEGMENTS

JERSEY CITY, New Jersey (November 1, 2011) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today announced changes to its organizational structure and management under the new financial reporting segments which were effective for the third quarter earnings announced on October 19, 2011. In the third quarter, Knight changed reporting segments from Equities, FICC and Corporate to Market Making, Institutional Sales and Trading, Electronic Execution Services, and Corporate and Other.

“Knight’s new segments better reflect how we manage the business and provide a greater level of detail on performance,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “In order to complete the re-alignment of resources, we’ve made some important adjustments to the organizational structure and management team. As a result of the changes, I believe we’ll be better positioned to serve clients and make the most of our strengths and opportunities.”

In Market Making, Senior Managing Director George Sohos will continue to oversee all global market making with added responsibility for broker-dealer sales and cash market making.

In Institutional Sales and Trading, Executive Vice President Greg Voetsch has voluntarily resigned his position to pursue other opportunities. Managing Director Joe Mazzella has been named interim head of institutional equities. Senior Managing Directors Bob Lyons and Al Lhota will continue to oversee institutional fixed income, which includes new issuance through capital markets and reverse mortgage origination.

The Electronic Execution Services segment will be run by Managing Director David Lehmann.

“In his nine-year career at Knight, Greg Voetsch helped re-build institutional equities from the ground up as well as drive the sales of institutional electronic offerings Knight Direct and Hotspot FX,” said Mr. Joyce. “We truly appreciate his contributions and wish him nothing but the best in all future endeavors.”

Under Knight’s new financial reporting segments, Market Making consists of all global market making which includes Knight Link and the company’s activities as a Designated Market Maker at the NYSE. Institutional Sales and Trading includes full-service institutional research, sales and trading as well as equity and debt capital markets, reverse mortgage origination and asset management. Electronic Execution Services includes Knight Direct, Hotspot FX and Knight BondPoint. Corporate and Other includes strategic investments primarily in financial services-related ventures, clearing and settlement activity, corporate overhead expenses and all other expenses that are not attributable to the other reporting segments.

About Knight

Knight Capital Group (NYSE Euronext: KCG) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including buy- and sell-side firms and corporations. Knight is headquartered in Jersey City, N.J. with a global presence across the Americas, Europe, and the Asia Pacific region. For further information about Knight, please visit www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with changes in market structure, legislative or regulatory rule changes, risks associated with changes in management of our various businesses and the costs, integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired or developed organically in the future. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Managing Director,	Director,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201-356-1523 or	201-356-1529 or
201-557-6954 or	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com